U.S. Beef Output May Take Months to
Recover, National Boss Warns

Tatiana Freitas

5/19/2020

(Bloomberg) -- American meat lovers probably will continue to pay higher-than-normal prices for beef as measures to mitigate the coronavirus risk keep U.S. plants below capacity for months.

© Bloomberg A worker restocks beef at a Stew Leonard's supermarket in Paramus, New Jersey, U.S., on Tuesday, May 12, 2020. Stew Leonard Jr. said that meat packing plant the company uses is operating at about 70 percent capacity, and he expects it to rebound to full capacity in about a month, CT Post reported.

That’s according to Tim Klein, who heads National Beef Packing Co., a major U.S. producer owned by Brazil’s Marfrig Global Foods SA. National Beef is now running at 85% capacity, compared with 100% a year ago and the current industry rate of 75%, he said Monday in a telephone interview.

“I do not expect that the industry will get back to anywhere near full capacity until at least the end of June, more than likely sometime July, August,” he said. “And we may not get back to the same levels because today we have fewer people on the production lines due to a separation of workstations and so forth.”

Klein spoke along with Marfrig CEO Miguel Gularte, who oversees South American operations, on a day the Brazilian meat giant reported a jump in first-quarter earnings before items amid higher sales and margins in the U.S. from a year ago. More than 70% of its revenues come from U.S. operations.

Here are some other highlights from the interview:

U.S. beef processing margins should continue “well above” a year ago in the coming months amid strong demand and ample cattle supplies. To protect staff, National Beef hired more people for cleaning and created a physical barrier to separate workers. In South America, exports jumped 65% from a year ago thanks to robust Chinese demand. Exports now account for about 70% of South American sales at Marfrig, which is the Brazilian beef company with the highest number of plants allowed to ship to China. That trend is set to continue as the domestic market is hit by economic crisis, the real remains weak and export markets stay strong. Food-service demand in Brazil and the U.S. are showing signs of recovery. “Some” workers at a Marfrig plant in Brazil tested positive for Covid-19 but all were already removed from operations.